Exhibit 99.1
                                  PRESS RELEASE

                      FOR IMMEDIATE RELEASE - MARCH 8, 2000

FOR MORE INFORMATION, CONTACT:

John M. Bond, Jr. - President and Chief Executive Officer, Columbia Bancorp
(410) 465-4800


                 COLUMBIA BANCORP AND SUBURBAN BANCSHARES, INC.
                                 COMPLETE MERGER

Columbia, Maryland, March 8, 2000 - Columbia Bancorp (Nasdaq - CBMD), headquartered in Columbia, Maryland, announced today the completion of its merger with Suburban Bancshares and the merger of Suburban Bank of Maryland into The Columbia Bank. The Columbia Bank now operates twenty-three branches (nine in Howard County, six in Baltimore County, five in Prince George's County and three in Montgomery County). Following the merger, Columbia will have total assets of approximately $700 million.

         Under the terms of the merger agreement, stockholders of Suburban received 0.2338 shares of Columbia common stock for each share of Suburban common stock, with fractional shares paid in cash at a rate of $10.01 per share. The conversion ratio results in the issuance of 2,642,000 new shares of Columbia common stock in exchange for all 11,301,218 shares of Suburban.

         "Our merger with Suburban represents another important step forward in our strategic plan to position ourselves as the premier community banking alternative in the Baltimore/Washington corridor,'" commented John M. Bond, Jr., President and CEO of Columbia.

         Winfield Kelly, formerly the Chairman and CEO of Suburban, and now Chairman of Columbia noted, "The strong product and financial resources of Columbia following the merger will enable us to better service our customers and to continue the successful growth records of both institutions."

         This news release contains, among other things, certain forward-looking statements regarding the combined company following the merger. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

         Columbia Bancorp, headquartered in Columbia, Maryland, is a bank holding company and parent company of The Columbia Bank, a commercial bank. Columbia Bancorp's Common Stock is traded on the National Market tier of The Nasdaq Stock Market(SM) under the symbol "CBMD".

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